Exhibit (h)(6)

                                  AMENDMENT TO
                           TRANSFER AGENCY AGREEMENT


     This Amendment is made as of May 21, 2001 between CITIZENS FUNDS (the "Company"), a Massachusetts business trust and an open-end investment management company registered under the Investment Company Act of 1940, and BISYS FUND SERVICES Ohio, Inc. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219. The parties hereby amend the Transfer Agency Agreement (the "Agreement") between the Company and BISYS, dated as of October 18, 2000, as set forth below.

     WHEREAS, BISYS, in its capacity as transfer agent for the Company may collect, retain or have access to nonpublic personal financial information relating to consumers or customers of the Company (as those terms are defined under Public Law 106-102, titled the Gramm-Leach-Bliley Act) to perform services for, or functions on behalf of the Company; and

     WHEREAS, BISYS and the Company desire to protect the confidentiality and security of nonpublic personal financial information relating to consumers or customers of the Company.

     NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

     1. Confidentiality of Information. Nonpublic personal financial information relating to consumers or customers of the Company provided by, or at the direction of the Company to BISYS, or collected or retained by BISYS in the course of performing its duties as transfer agent shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS except at the direction of the Company or as required or permitted by law.

     2. Procedural Safeguards. BISYS shall maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Company.

     3. Funds Privacy Policy. The Company represents to BISYS that it has adopted a statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide BISYS with a copy of that statement annually.


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     4. Governing Law. This Agreement shall be governed by, and provisions shall be construed in accordance with, the laws of the State of Ohio.


     5. Effective Date. The effective date of this amendment shall be July 1, 2001.

     6. Miscellaneous. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.


                                 CITIZENS FUNDS

                                 By:     Robert Gunville

                                 Title:  Senior Vice President


                                 BISYS FUND SERVICES OHIO, INC.

                                 By:      William Tomko

                                 Title:   President